SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 31, 2004

ZAPATA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

1-4219	74-1339132

(Commission File Number)	(IRS Employer Identification No.)

100 Meridian Centre, Suite 350, Rochester, New York	14618

(Address of Principal Executive Offices)	(Zip Code)

(585) 242-2000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.
SIGNATURES

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.01 Changes in Control of Registrant.

     On September 2, 2004, the Malcolm I. Glazer Family Limited Partnership (the “Glazer LP”), a Nevada limited partnership, filed a Schedule 13D (the “13D”) indicating that it had acquired 114,700 shares of common stock of Zapata Corporation (the “Registrant”) in a broker assisted open market transaction at the price of $61.50 per share, for an aggregate consideration of $7,054,050. The 13D states that Malcolm I. Glazer GP, Inc. (the “GP”) is the sole general partner and the Malcolm Glazer Revocable Trust is the sole limited partner of the Glazer LP, and that Malcolm I. Glazer is the GP’s sole executive officer, director and shareholder. The 13D also states that the Glazer LP acquired the Registrant’s shares with a capital contribution of personal funds from Mr. Glazer.

     Following completion of the transaction the Glazer LP will be the beneficial owner of 1,259,138 shares of the Registrant’s common stock, which constitutes approximately 51.9% of the Registrant’s outstanding shares of common stock. As the result the transaction, the Glazer LP’s beneficial ownership of the Registrant’s voting securities increased from approximately 47.2%. This amount includes 32,500 shares beneficially owned by Malcolm Glazer that are purchasable upon the exercise of stock options presently or within 60 days after the date hereof under certain of the Registrant’s stock option plans. The percentage given is based upon the 2,391,315 shares of the Registrant’s common stock reported as outstanding on August 2, 2004, plus the 32,500 shares purchasable presently or within 60 days after the date hereof pursuant to stock options granted to Mr. Glazer.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAPATA CORPORATION

Date: September 2, 2004	By:	/s/ Leonard DiSalvo

	Name: Title:	Leonard DiSalvo Vice President — Finance and CFO